Exhibit 99.4

Discovery Labs KL-4 Surfactant Technology Displays Antimicrobial Properties
and Does Not Induce Immune Response in Preclinical Models

Data Presented at Pediatric Academic Societies Annual Meeting

Warrington, PA - May 7, 2008 — Discovery Laboratories, Inc. (Nasdaq: DSCO), announced that new data supporting potential unique properties of its novel KL-4 Surfactant Replacement Technology (SRT) were presented at the Pediatric Academic Societies Annual Meeting. Preclinical studies were presented demonstrating that KL-4 does not induce an immune response known as anaphylaxis and that SURFAXIN® (lucinactant) displays antimicrobial properties. The Pediatric Academic Societies (PAS) Annual Meeting is internationally recognized as the largest, most relevant medical meeting dedicated to pediatric research.

One study assessed the potential for KL-4, a 21 amino acid peptide that is structurally similar to pulmonary surfactant protein B (SP-B), to induce an immune response known as anaphylaxis. Anaphylaxis, a potentially life-threatening allergic reaction, can occur in humans after exposure to medications that contain a foreign protein. In this study, a well-established animal model was used to test whether KL-4 would trigger anaphylaxis. The data showed that KL-4 did not induce active or passive anaphylaxis, even when the immune system was potentiated and sensitized.

Another study that was presented at the PAS Annual Meeting investigated the antimicrobial properties of SURFAXIN®. In that study, gram-positive and gram-negative bacterial broth was mixed with SURFAXIN® and Survanta® (beractant), a bovine-derived surfactant, as well as with saline, a negative control, and ciprofloxacin, an antibiotic that served as a positive control. While both SURFAXIN® and Survanta® suppressed gram-positive bacterial growth, only SURFAXIN® suppressed gram-negative bacterial growth.

Dr. Robert Segal, Senior Vice President and Chief Medical Officer of Discovery Labs commented, “Discovery continues to evaluate the attributes of our KL4-based surfactant. The data presented at PAS are exciting in that the studies support a hypothesis that KL4-surfactant potentially has anti-microbial and anti-inflammatory properties. We look forward to continued assessment of these important findings.”

About Discovery Labs’ Surfactant Technology
Surfactant is produced naturally in the human lungs and is essential for breathing. The uniqueness of Discovery Labs’ synthetic peptide-containing SRT products, including SURFAXIN® and AEROSURF™, is based on Discovery Labs’ novel KL-4 peptide. KL-4 is a 21-amino acid peptide with structural similarities to pulmonary surfactant protein B (SP-B), the surfactant protein most important for normal respiratory function. KL-4 surfactant technology has the potential to be precisely formulated as a liquid instillate, an aerosolized liquid or a dry powder to address various respiratory diseases affecting premature infants, children and adults.

About SURFAXIN®
SURFAXIN®, an investigational drug, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. The presentations listed above include information that may be of interest to healthcare practitioners; however, the clinical relevance of this information has not been established.

SURFAXIN® is a peptide-containing synthetic surfactant that is structurally similar to pulmonary surfactant, a substance produced naturally in the lungs and essential for breathing. SURFAXIN® is based on the novel KL-4 peptide. KL-4 is a 21-amino acid peptide with structural similarities to pulmonary surfactant protein B (SP-B), the surfactant protein most important for normal respiratory function.

SURFAXIN® is also being developed for the prevention and treatment of bronchopulmonary dysplasia (BPD), a debilitating and chronic lung disease typically affecting premature infants who have suffered RDS and the treatment of Acute Respiratory Failure (ARF) in children up to two years of age.

About The Pediatric Academic Societies Annual Meeting
The Pediatric Academic Societies (PAS) consists of the American Pediatric Society, the Society for Pediatric Research and the Ambulatory Pediatric Association. The PAS annual meeting is recognized as the largest, most prestigious meeting dedicated to pediatric research and education in the world and brings together scientists and physicians with expertise in all areas of pediatrics. More than 5,000 pediatric healthcare providers, including approximately 1,100 neonatologists attend this meeting annually.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is designed to closely mimic the essential properties of natural human lung surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to advance respiratory medicine and address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

Discovery Labs’ lead product candidate, SURFAXIN®, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. SURFAXIN® is also being developed for other neonatal and pediatric indications. AEROSURF™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, the risks that: Discovery Labs may be unable to timely respond, if at all, to the recent approvable letter for Surfaxin; Discovery Labs may not succeed in the FDA or other regulatory agency review process, including that such regulatory authority may not approve the marketing and sale of Surfaxin or any other drug product that Discovery Labs may develop, or such regulatory agency may further delay and/or limit marketing of Surfaxin or any of Discovery Labs’ drug products by indication or impose other label limitations; Discovery Labs may not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for development or commercialization of SRT); changes in the national or international political and regulatory environment may make it more difficult for Discovery Labs to gain FDA or other regulatory approval of its products; Discovery Labs may be unable to profitably develop and market its products; Discovery Labs’ significant, time-consuming and costly research and development activities, including pre-clinical studies, clinical trials and other efforts to gain regulatory approval for any of its products may not progress or may be subject to potentially significant delays or regulatory holds, or fail; Discovery Labs may be unable to successfully manufacture or provide adequate supplies of drug substances on a timely basis; Discovery Labs may be unable to transfer its manufacturing technology to third-party contract manufacturers or its contract manufacturers or any of its materials suppliers may encounter problems manufacturing drug products or drug substances on a timely basis or manufacture in amounts sufficient to meet demand; Discovery Labs and its collaborators may be unable to develop, manufacture and successfully commercialize products that combine Discovery Labs’ drug products with innovative aerosolization technologies; Discovery Labs may be unable to maintain and protect the patents and licenses related to its SRT; other companies may develop competing therapies and/or technologies or health care reform may adversely affect Discovery Labs; and Discovery Labs may become involved in securities, product liability and other litigation. The foregoing risks and others are further described in Discovery Labs filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413